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                                                                       Exhibit A

                           RECAPITALIZATION AGREEMENT

         THIS RECAPITALIZATION AGREEMENT is made and entered into this 15th day of March, 2002 by and among Darling International Inc., a Delaware corporation (the "Company"), each of the banks or other lending institutions which is a signatory hereto or any successor or assignee thereof (individually, a "Bank" and, collectively, the "Banks"), and Credit Lyonnais New York Branch, individually as a Bank and as agent for itself, the other Banks and other secured parties (in its capacity as agent, together with successors, the "Agent").

                                    RECITALS

         A. The Company, the Agent and the Banks are parties to the Amended and Restated Credit Agreement dated effective as of January 22, 1999 (as amended and otherwise modified, including, without limitation, pursuant to the hereinafter defined Forbearance Agreement being herein referred to as the "Original Agreement").

         B. Events of Default (as defined in the Original Agreement) occurred under the Original Agreement as described in that certain Agreement dated as of June 29, 2001, among the Company, the Banks and the Agent (as modified and amended, the "Forbearance Agreement").

         C. The Company and the Obligated Parties (as defined below) have requested, among other things, that the Banks (i) waive the Existing Defaults (as defined below), (ii) exchange a portion of the obligations and indebtedness owed by the Company to the Banks under the Original Agreement for certain capital stock of the Company; and (iii) amend and restate the Original Agreement with respect to the remaining obligations and indebtedness of the Company to the Banks under the Original Agreement and add certain new commitments from certain of the Banks to provide additional revolving credit to the Company.

         D. The Banks are willing to so waive the Existing Defaults, exchange such obligations and indebtedness for capital stock of the Company, and amend and restate the Original Agreement upon the terms and conditions hereinafter set forth.

         E. This Agreement has been negotiated among the parties hereto in good faith and at arm's length and, as executed, reflects the conclusions of the parties and their counsel and advisors that this Agreement, and the transactions contemplated by this Agreement, are fair, equitable, and in the best interests of the parties hereto.

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                                    AGREEMENT

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions hereof, and intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Except as otherwise defined, the following words and phrases shall have the following meanings when used in this Agreement, the exhibits to this Agreement and all ancillary documents and other agreements contemplated by this Agreement.

         "1993 Agreement" is defined in Section 3.4 of this Agreement.

         "Agent" is defined in the Preamble of this Agreement.

         "Agreement" or "Recapitalization Agreement" means this Recapitalization Agreement among the Company, the Banks and the Agent as the same may be modified, amended or supplemented from time to time.


         "Amended and Restated Bylaws" means the Amended and Restated Bylaws of the Company dated March 31, 1995.

         "Amendment to the Certificate" has the meaning set forth in Section 2.2A. "AMEX" means the American Stock Exchange.

         "Bank" and "Banks" are defined in the Preamble of this Agreement.

         "Benefit Plan" means any Plan established by the Company or any Company Subsidiary, or any predecessor or ERISA Affiliate of any of the foregoing, existing on the Consummation Date or at any time within the five (5) year period prior thereto, to which the Company or any Company Subsidiary contributes, has contributed, is obligated to contribute or otherwise has any liability, or under which any employee, former employee or director of the Company or any Company Subsidiary or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

         "Blackstone Amendment Letter" is defined in Section 2.8 of this Agreement.

         "Business Day" means a day on which the AMEX and banking institutions in the City of New York are open for trading or banking, as the case may be, in the ordinary course of business.

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         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C.ss.9601).

         "Certificate of Designation" means the form of Certificate of Designation attached hereto as Exhibit A.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Colorado Insurance Letter of Credit" shall mean that certain letter of credit in the face amount of $750,000 issued under the Original Agreement in favor of the Commissioner of Insurance for the State of Colorado, as the same may be modified, amended or extended.

         "Commission" means the United States Securities and Exchange
Commission.

         "Common Shares" means the shares of Common Stock to be issued to the Banks in accordance with Section 2.2 of this Agreement.


         "Common Stock" is the common stock of the Company, par value $0.01 per share.

         "Company" is defined in the Preamble of this Agreement.

         "Company Contract" is defined in Section 3.11 of this Agreement.

         "Company SEC Reports" is defined in Section 3.10 of this Agreement.

         "Company Stockholders Meeting" is defined in Section 2.2A of this Agreement.

         "Company Subsidiaries" is defined in Section 3.1 of this Agreement.

         "Consulting Agreement" is defined in Section 2.6 of this Agreement.

         "Consummation Date" means the first Business Day on which all of the conditions set forth in Article VIII of this Agreement are satisfied or waived.

         "Designated Directors" means Charles Macaluso, Richard Peterson and O. Thomas Albrecht or any substitute designee for and in lieu of any of such individuals or additional designee, in each case, as the Holders may elect in accordance with Section 2.2A herein.

         "Disclosure Schedule" means the Disclosure Schedule attached to this Agreement delivered by the Company to the Agent and the Banks prior to execution and delivery of this Agreement.

         "Environmental Laws" means any and all federal, state, and local laws, regulations, and requirements pertaining to health, safety, or the environment, as such laws, regulations, and requirements may be amended or supplemented from time to time.

         "Environmental Liabilities" means, as to any person or entity, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses

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(including, without limitation, all fees, disbursements, and expenses of counsel, expert and consulting fees, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any person or entity, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including, without limitation, any Environmental Law, permit, order, or agreement with any Governmental Entity or other person or entity, arising from environmental, health, or safety conditions or the Release or threatened Release of a Hazardous Material into the environment.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) which is or at any time within the six (6)-year period preceding the date of this Agreement would have been treated as a "single employer" with the Company under section 414(b), (c), (m), or (o) of the Code.

         "Events of Default" has the meaning as defined in the Original
Agreement.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exchange Debt" means the aggregate of (i) all of the outstanding principal amount of the Loans (as defined in the Original Agreement) in excess of an amount equal to the aggregate Term Loans (as defined in the New Credit Agreement and after giving to any revisions required pursuant to Section 2.1 of this Agreement) as of the Consummation Date, (ii) all accrued and unpaid interest and commitment fees in respect of the indebtedness under the Original Agreement as of the Consummation Date, other than that amount of interest determined to be "Adjusted Existing Accrued Interest" under the terms of the New Credit Agreement, and (iii) the Forbearance Fee.

         "Executive Officers" means Denis Taura, James A. Ransweiler, John O. Muse, Neil Katchen, Mitchell Kilanowski, Brad Phillips, Joseph R. Weaver, Jr., Martha Flynn, and Gilbert L. Gutierrez.

         "Existing Defaults" has the meaning as defined in the Forbearance Agreement.

         "Forbearance Agreement" is defined in the Recitals to this Agreement.

         "Forbearance Fee" means the $3,855,000 amount owed by the Company to the Banks under Section 4.6 of the Forbearance Agreement.

         "GAAP" means generally accepted accounting principles as in effect in the United States, as set forth in the opinions and pronouncements of the Accounting Principles Board of American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, and in such other statements and pronouncements as have been approved by a significant segment of the accounting profession.

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         "Governmental Entity" means any domestic or foreign governmental entity, including but not limited to the United States of America, any state of the United States of America, any municipality or other local governmental entity, and any subdivision of any of the foregoing, including any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over the Company or any of the Company Subsidiaries or any of their respective businesses, operations, assets or properties.

         "Hazardous Material" means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is regulated by, or forms the basis of liability under, any Environmental Law.

         "Historical Financial Statements" means, collectively, the audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of January 1, 2000 and December 30, 2000 and the related audited statements of operations, stockholders' equity and cash flows for each of the years in the three fiscal years ended December 30, 2000, together with all related notes and schedules thereto as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2000, filed with the Commission under the Exchange Act.

         "Holders" is defined in Section 9.1 of this Agreement.

         "Indemnitee" is defined in Section 6.1 of this Agreement.

         "Interim Financial Statements" means the Reference Balance Sheet of the Company and its consolidated Subsidiaries and the related statements of operations and cash flows for the three and nine months ended September 29, 2001, as reported in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2001, filed with the Commission under the Exchange Act.

         "Liabilities" is defined in Section 3.6 of this Agreement.

         "Liens" is defined in Section 3.4 of this Agreement.

         "Material Adverse Effect" means (i) a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Company and Company Subsidiaries taken as a whole, or (ii) a material adverse effect on the validity or enforcement of a material provision of this Agreement or any Transaction Document. In determining whether any individual event could reasonably be expected to result in a Material Adverse Effect, notwithstanding that such event does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events could reasonably be expected to result in a Material Adverse Effect.

         "Multiemployer Plan" is defined in Section 3.13 of this Agreement.

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         "New Credit Agreement" is defined in Section 2.1 of this Agreement.

         "New Securities" means, collectively, the Common Shares and the Preferred Shares to be issued to the Banks in accordance with Section 2.2 of this Agreement.

         "Obligated Parties" has the meaning as defined in the Original
Agreement.

         "Option Plans" is defined in Section 3.4 of this Agreement.

         "Options" is defined in Section 3.4 of this Agreement.

         "Original Agreement" is defined in the Recitals to this Agreement.

         "PBGC" is defined in Section 3.13 of this Agreement.

         "Plan" is defined in Section 3.13 of this Agreement.

         "Preferred Shares" means the number of shares of Preferred Stock designated as Series A Preferred Stock, having the rights and preferences substantially as set forth in the Certificate of Designation, to be issued to the Banks pursuant to Section 2.2.B of this Agreement.

         "Preferred Stock" means the preferred stock of the Company, par value $0.01 per share.

         "Proxy Statement" is defined in Section 3.3 of this Agreement.

         "Qualified Plan" means any "employee benefit plan" (as defined in section 3(3) of ERISA) intended to be "qualified" within the meaning of section 401(a) of the Code.

         "Reference Balance Sheet" means the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 29, 2001.

         "Registration Rights Agreement" is defined in Section 2.3 of this Agreement.

         "Regulations" means the applicable published rules and regulations of the Commission under the Securities Act and the Exchange Act, as the case may be.

         "Release" means, as to any person or entity, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such person or entity, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property in violation of Environmental Laws.

         "Release Agreement" and "Release Agreements" are defined in Section
2.4 of this Agreement.

         "Releasing Parties" means and includes (i) the Company; (ii) each person who is a director or Executive Officer of the Company as of the date of this Agreement; (iii) each person and entity included in the "Morgens,



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Waterfall Group" as shown in the Proxy Statement; and (iv) and each other beneficial owner of five percent (5%) or more of the outstanding Common Stock as shown in the Proxy Statement.

         "Remedial Action" means all actions required to (a) cleanup, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

         "Restated Certificate of Incorporation" means the Restated Certificate of Incorporation, as amended, of the Company on file with the Secretary of State of the State of Delaware as of the date of this Agreement.

         "Revolving Commitments" has the meaning defined in the Original Agreement.

         "Revolving Loans" has the meaning defined in the Original Agreement.

         "S-1" is defined in Section 3.3 of this Agreement.

         "SEC Transaction Filings" is defined in Section 4.5 of this Agreement.

         "Section" means a numbered section of this Agreement.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, and
(c) purchase money liens and liens securing rental payments under capital lease arrangements.

         "Stockholders' Approval" shall mean the following actions by the stockholders of the Company at the Company Stockholders Meeting: (i) approval of the Amendment to the Certificate by the holders of a majority of the outstanding Common Stock as provided in the Delaware General Corporate Law, (ii) election of the nominees to the Board of Directors as contemplated by this Agreement and the Delaware General Corporate Law and (iii) if required by the AMEX, approval of the issuance of the Common Stock to the Banks pursuant to this Agreement by holders of a majority of the shares of Common Stock present and voting at the Company Stockholders Meeting.

         "Share Issuance" is defined in Section 2.2A.

         "St. Paul Letter of Credit" means the letter of credit contemplated to be issued under the Original Agreement in the approximate face amount of $8,000,000 in favor of St. Paul Fire and Marine Insurance Company (or an affiliate thereof) upon receipt by the Company from the beneficiary thereof of an equivalent amount of cash, such cash to be contemporaneously paid to Agent, for the ratable benefit of the Banks and applied to reduce the outstanding Revolving Loans under the Original Agreement without any permanent reduction in the Revolving Commitment.

         "Subsidiary" means any corporation (or other entity) of which at least a majority of the outstanding shares of stock (or other ownership interests) having by the terms thereof ordinary voting power to elect a majority of the board of directors (or similar governing body) of such corporation (or other entity) (irrespective of whether or not at the time stock (or other ownership interests) of any other class or classes of such corporation (or other entity) shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Company or one or more of the Subsidiaries or by the Company and one or more of the Subsidiaries.

         "Taura Non-Plan Option Agreement" is defined in Section 3.4 of this Agreement.

         "Taura Plan Option Agreement" is defined in Section 3.4 of this Agreement.

         "Taura Severance Agreement Amendment" is defined in Section 2.5 of this Agreement.

         "Tax" "Taxes" and "Taxable" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Transaction Documents" means the Registration Rights Agreement, the New Credit Agreement, the Release Agreements, the Taura Severance Agreement Amendment, the Blackstone Amendment Letter, the Consulting Agreement and all other agreements, instruments, documents and certificates executed and delivered by or on behalf of the Company, the Agent, or the Banks at or before the Consummation Date pursuant to this Agreement or the New Credit Agreement.

         "Treasury Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as those regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

         "Withdrawal Liability" is defined in Section 3.13 of this Agreement.

                                   ARTICLE II

                  TERMS AND CONDITIONS OF THE RECAPITALIZATION

     Section 2.1.  The New Credit Agreement.

         A. On and subject to the occurrence of the Consummation Date, the Company, the Agent and the Banks shall, enter into an Amended and Restated Credit Agreement in connection with the amendment and restatement of the Original Agreement in the form attached as Exhibit L hereto with all blanks contained therein appropriately completed (the "New Credit Agreement") and all conditions to the effectiveness thereof shall be fully satisfied.

         B. Notwithstanding the foregoing, in the event that on the Consummation Date, the St. Paul Letter of Credit has been issued and the Loans under the Original Agreement are contemporaneously repaid by an amount equal to the maximum face amount of the St. Paul Letter of Credit in accordance with the terms of the Forbearance Agreement and remains undrawn upon by the beneficiary thereof the New Credit Agreement shall be appropriately revised to reflect (a) an increase in the aggregate Revolving Commitments (as defined in the New Credit Agreement) by the face amount of the St. Paul Letter of Credit, (b) a corresponding decrease in the aggregate, initial amount of the Term Loans (as defined in the New Credit Agreement), and (c) a corresponding decrease in the principal amount of Loans under the Original Agreement used for the calculation of Adjusted Existing Accrued Interest (as defined in the New Credit Agreement) pursuant to the definition thereof for the period of time from the date such St. Paul Letter of Credit is issued until the Consummation Date.

         C. In addition, in the event that on the Consummation Date the Colorado Insurance Letter of Credit (i) remains undrawn and outstanding, and the Agent (for the ratable benefit of the Banks) continues to hold cash collateral in the amount of the face amount thereof, the Company hereby agrees that (x) such cash collateral shall be paid to the Banks (pro-rata in accordance with the percentages set forth on Schedule 2.2B hereto) and applied as a prepayment of the Revolving Loans (as defined in the Original Agreement) outstanding immediately prior to giving effect to the transactions contemplated to occur on the Consummation Date under this Agreement, and (y) such Colorado Insurance Letter of Credit shall be and be deemed to be an "Existing Letter of Credit" under the New Credit Agreement, or (ii) has been fully or partially drawn and all or a portion of such cash collateral has been paid to the Banks and applied to the reimbursement obligations of the Company arising from such draw, (x) the New Credit Agreement shall be appropriately revised to reflect a reduction in the aggregate Revolving Commitments by the amount drawn thereunder with a corresponding increase in the aggregate, initial amount of the Term Loans (as defined in the New Credit Agreement), (y) any remaining cash collateral held by the Agent therefor shall be paid to the Banks and applied in accordance with the immediately preceding clause (i), and
(z) the remaining available face amount, if any, of such Colorado Insurance Letter of Credit shall be and be deemed to be an "Existing Letter of Credit" under the New Credit Agreement.

     Section 2.2. Exchange and Cancellation of Exchange Debt for Common Shares and Preferred Shares.

         A. The Company shall (i) on or prior to and subject to the occurrence of the Consummation Date decrease the size of the Board of Directors of the Company to five (5) members; provided, however, if the Banks add one additional Designated Director pursuant to the penultimate sentence of this Section 2.2A, the Company shall maintain the size of the board of Directors of the Company at six (6) members, and if the Banks add two additional Designated Directors pursuant to the penultimate sentence of this Section 2.2A, the Company shall increase the size of the Board of Directors to seven (7) members, (ii) cause the Designated Directors and Messrs. Denis J. Taura and Fredric J. Klink to be nominated for election by the stockholders of the Company to the board of directors at the Company Stockholders Meeting and recommend to the stockholders of the Company that the Designated Directors and Messrs. Taura and Klink be elected to serve for a term commencing on the Consummation Date and until the 2003 annual meeting and until their successors shall be elected and qualified,
(iii) on or prior to the Consummation Date, call and hold the annual meeting of the Company's stockholders (the "Company Stockholders Meeting") to consider approval and adoption by stockholders of (x) an amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 100 million shares and to provide the preemptive rights to the Banks ("Amendment to the Certificate"), (y) if required by the AMEX, the issuance of the common stock to the Banks as contemplated by this Agreement ("Share Issuance") and (z) the election of the Designated Directors. Subject to receipt of the Stockholder Approval, on or immediately prior to and subject to the occurrence of the Consummation Date, the Company shall file with the Delaware Secretary of State an amendment to the Restated Certificate of Incorporation in substantially the form set forth as Exhibit D hereto with all blanks therein appropriately completed. The Holders may, at any time on or prior to the filing with the SEC of a preliminary proxy statement in accordance with
Section 4.5 of this Agreement, substitute for any one or all of the Designated Directors named in this Agreement and/or add one or two additional Designated Directors, and such substitute Designated Directors and additional Designated Directors if any, shall be included in the Designated Directors to be nominated by the Company pursuant to this Section 2.2A. The Company may rely upon written notice of the Agent of any such substitution or addition election of the Holders as conclusive evidence of such election by the Holders.

         B. Prior to the Consummation Date, the Board of Directors shall have adopted resolutions approving the Certificate of Designation, and, subject to the occurrence of the Consummation Date, the Company shall have executed and filed same with the Delaware Secretary of State with all blanks contained therein appropriately completed. The total number of Preferred Shares to be issued to the Banks shall be 100,000 shares plus that number of additional Preferred Shares as shall equal the number obtained by dividing $100 into the positive difference, if any, of (i) the Outstanding Revolving Credit as of the Consummation Date (as defined in the Original Agreement) less any Letter of Credit Liability as of the Consummation Date (as defined in the Original Agreement) related to the Colorado Insurance Letter of Credit, minus (ii) $126,500,000. If the calculation of such additional Preferred Shares shall result in a fractional share, the number of such additional Preferred Shares to be issued shall be rounded to the next whole number. On and subject to the occurrence of the Consummation Date, the Company shall issue and deliver to the Banks in compliance with federal and state securities laws (i) an aggregate number of Common Shares such that, upon such issuance, the Banks shall collectively own in the aggregate seventy-five percent (75%) of the issued and outstanding Common Stock as of the Consummation Date and (ii) the Preferred Shares, in each case allocated to each Bank in accordance with the percentage of Exchange Debt owned and held by such Bank as set forth on Schedule 2.2B to this Agreement (the resulting number of shares for each Bank to be rounded upwards to the nearest whole share), and represented by the definitive stock certificates for the Common Stock and Preferred Shares, registered in the names of the particular Bank or its designee. The Common Shares and Preferred Shares shall be, upon issuance, duly authorized and validly issued, fully paid and nonassessable shares of the capital stock of the Company. Subject to the satisfaction and fulfillment of the terms and conditions of this Agreement, each Bank agrees that effective on and as of the Consummation Date that percentage of the Exchange Debt owned and held by such Bank as specified on Schedule 2.2B, shall, in exchange for and in consideration of the issuance and delivery of the Common Shares and Preferred Shares to such Bank, be deemed cancelled, released, acquitted and discharged in full.

     Section 2.3. Registration Rights.

         The Banks and the Company shall on and subject to the occurrence of the Consummation Date enter into the Registration Rights Agreement (the "Registration Rights Agreement"), in the form attached to this Agreement as Exhibit E with all blanks therein appropriately completed, providing registration rights to the Banks.

     Section 2.4. Release Agreements.

         On and subject to the occurrence of the Consummation Date, (a) the Company shall execute and deliver a release in the form of Exhibit F-1 attached hereto, with all blanks therein appropriately completed, (b) each Executive Officer and director of the Company as of the date of this Agreement, the Company and the Banks shall execute and deliver a release, in the form of Exhibit F-2 attached hereto, with all blanks therein appropriately completed, and (c) each person, entity and beneficial owner included within the description set forth in clause (iii) or clause (iv) of the definition of "Releasing Parties" herein and the Company and the Banks shall execute and deliver a release in the form of Exhibit F-3 attached hereto, with all blanks therein appropriately completed (as to each form of release, individually, a "Release Agreement" and collectively, the "Release Agreements").

     Section 2.5. Amendment of Taura Termination Agreement.

         On and subject to the occurrence of the Consummation Date, Denis Taura shall execute and deliver to the Company with copies to the Banks an amendment to the Taura Termination Agreement dated as of May 1, 2001 by and between the Company and Denis Taura, in the form of Exhibit H attached hereto with all blanks therein appropriately completed (the "First Amendment to Taura Termination Agreement").

     Section 2.6. Consulting Agreement.

         On and subject to the occurrence of the Consummation Date, Denis Taura and the Company shall execute and deliver, with copies to the Banks, a Consulting Agreement in the form attached as Exhibit I attached hereto with all blanks therein appropriately completed (the "Consulting Agreement").

     Section 2.7. Intentionally Omitted.

     Section 2.8. Amendment of Blackstone Agreement.

         On and subject to the occurrence of the Consummation Date, The Blackstone Group L.P. shall execute and deliver to the Company with copies thereof to the Banks an amendment to the understanding and agreement dated April 23, 2001, and effective as of March 23, 2001 between the Company and The Blackstone Group, L.P. in the form of Exhibit J attached hereto (the "Blackstone Amendment Letter").

     Section 2.9. Designated Directors Options.

         On and subject to the occurrence of the Consummation Date, the Company agrees to grant to each of the Designated Directors an option for 4,000 shares of Common Stock, in accordance with the terms and conditions of the Non-Employee Director Stock Option Plan of the Company.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to each of the Banks that the following representations and warranties are true and correct on and as of the date of this Agreement and will be true and correct as of the Consummation Date as if made on and as of that date (except to the extent that such representations relate to an earlier date).

     Section 3.1.  Corporate Organization and Qualification.

         The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted by it, require such qualification, except where failure to so qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company has no Subsidiaries other than those listed on the Disclosure Schedule (the "Company Subsidiaries"). The Disclosure Schedule sets forth the type of each Company Subsidiary listed thereon, the jurisdiction of incorporation or organization of each such Company Subsidiary, the percentage of the Company's ownership of the outstanding voting stock (or other ownership interests) of each such Company Subsidiary, and with respect to each such Company Subsidiary that is a corporation, the authorized, issued and outstanding capital stock of each such Company Subsidiary. The Company does not own, directly or indirectly, and has not agreed to make any investment in, any voting stock or equity securities of any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, other than the Company Subsidiaries. Each Company Subsidiary (i) is duly organized or formed and validly existing under the laws of its jurisdiction of organization or formation, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on the Company, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. The Company has delivered to the Agent true and complete copies of the Restated Certificate of Incorporation and the Amended and Restated Bylaws. Except as set forth in the Disclosure Schedule, the minute books of the Company and of each of the Company Subsidiaries accurately reflect in all material respects all corporate meetings held or actions taken since July 28, 1994 by the stockholders and Board of Directors of the Company and each Company Subsidiary, respectively (including committees of the Board of Directors of the Company and the Company Subsidiaries).

     Section 3.2.  Authority.

         The Company has full corporate power and authority to approve, authorize, execute, deliver and perform its obligations under this Recapitalization Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. This Recapitalization Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of the Company, and, except for the Stockholders Approval and the filing of the amendment to the Restated Certificate of Incorporation and the Certificate of Designation, no other corporate proceedings on the part of the Company is necessary to authorize this Recapitalization Agreement or the Registration Rights Agreement or to consummate the transactions contemplated hereby and thereby. This Recapitalization Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally and general equitable principles. The Registration Rights Agreement, upon execution and delivery, will constitute the valid and binding agreement of the Company enforceable against the Company in accordance with the respective terms thereof, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally and general equitable principles.

     Section 3.3.  Consents and Approvals; No Violation.

         Neither the execution and delivery of this Recapitalization Agreement nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any term or provisions hereof, will (i) violate any provision of the Restated Certificate of Incorporation, as to be amended in accordance with the terms and conditions hereof, or the Amended and Restated Bylaws of the Company; (ii) require any consent, approval, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Entity, except for (a) (i) the filing by the Company with the Commission of a proxy statement in definitive form relating to the Company Stockholders Meeting (the "Proxy Statement") and (ii) the filing by the Company with the Commission of a registration statement on Form S-1 (the "S-1") in accordance with the terms and conditions of the Registration Rights Agreement and the order by the Commission declaring the effectiveness of the

S-1, (b) the filing with the Secretary of State of the State of Delaware of the amendment to the Restated Certificate of Incorporation and the Certificate of Designation, (c) such filings and approvals as are required to be made or obtained under the securities or "blue sky" laws of various states in connection with the issuance of the Common Shares and Preferred Shares pursuant to this Agreement, (d) the Stockholders Approval, (e) the filing by the Company of an application with the AMEX for the listing on the AMEX of the Common Shares, (f) the notification from AMEX that the Common Shares have been approved for listing, and (g) such consents, approvals, authorizations, permits, filings or notifications where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, could not in the aggregate reasonably be expected to have a Material Adverse Effect or adversely affect the ability of the Company to consummate the transactions contemplated hereby or which are otherwise obtained on or prior to the Consummation Date; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to either a right of termination, cancellation or acceleration of a Lien) under any of the terms, conditions or provisions of any material note, license, agreement or other instrument or obligation to which the Company or any Company Subsidiary may be bound, which would in the aggregate reasonably be expected to have a Material Adverse Effect, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien) as to which requisite waivers or consents have been or will be obtained on or prior to the Consummation Date; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, except for violations which would not in the aggregate reasonably be expected to have a Material Adverse Effect or adversely affect the ability of the Company to consummate the transactions contemplated hereby.

     Section 3.4.  Capitalization and Voting Rights.

         The authorized capital of the Company consists of 1,000,000 shares of the Preferred Stock, none of which is outstanding; and 25,000,000 shares of Common Stock, of which, as of the date of this Agreement, 15,568,362 shares were issued and outstanding and 21,000 shares were held in treasury. All issued and outstanding shares of Common Stock have been duly and validly authorized and issued, are fully paid, nonassessable, and free of preemptive rights, and were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Except for (i) the rights granted to the Banks pursuant to the Amendment to the Certificate, (ii) currently outstanding options to purchase an aggregate of 2,139,065 shares of the Common Stock granted to employees or directors pursuant to the Company's Amended and Restated 1994 Employee Flexible Stock Option Plan (including, without limitation, pursuant to that Stock Option Agreement dated as of December 13, 2000 between the Company and Denis Taura (the "Taura Plan Option Agreement"), the 1993 Flexible Stock Option Plan and the Non-Employee Director Stock Option Plan (the "Option Plans"), (iii) the options to purchase 540,000 shares of Common Stock granted to Denis Taura pursuant to that Stock Option Agreement dated as of March 15, 2000 (the "Taura Non-Plan Option Agreement"), (iv) options to purchase 333,000 shares of Common Stock relating to options from the 1993 restructuring which were originally referred to as Class A options and were later converted to Common Stock options (collectively with the options set forth in clauses (ii) and (iii), the "Options"), and (v) as contemplated by this Agreement, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments, obligations (contingent or otherwise) or agreements of any character relating to or providing or calling for the purchase or issuance of any shares of capital stock or any other equity securities of the Company or any Company Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of the capital stock of the Company or any Company Subsidiaries. Except as contemplated by this Recapitalization Agreement, neither the Company nor any of the Company Subsidiaries has any obligation (contingent or otherwise) to purchase, redeem, retire, cancel or otherwise acquire any shares of its capital stock or any interest therein, or to pay any dividend or make any other distribution in respect thereof. Except in connection with the plans and agreements disclosed in clauses (i), (ii), (iii) and (iv) of this Section 3.4, no shares of Common Stock or Preferred Stock, other than the Common Shares and Preferred Shares, have been reserved for issuance. Except for the issuance pursuant to any exercise of Options, since September 29, 2001, the Company has not issued any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock. The Company has no fractional shares outstanding. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens") other than Liens granted in connection with the Original Agreement. All of the issued and outstanding shares of capital stock of the Company Subsidiaries are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments, obligations (contingent or otherwise) or agreements of any character relating to or providing or calling for the purchase or issuance of any shares of capital stock or any other equity security of such Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Company Subsidiary. The Company is not a party or subject to any agreement or understanding, and, to the best knowledge of the Company, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company, except this Agreement. The Company has not granted registration rights to any person with respect to any of the Company's securities that currently remains in force and effect except (i) that certain Registration Rights Agreement entered into by the Company and certain other persons identified on the signature pages thereto, dated as of December 29, 1993, as amended by the First Amendment dated as of April 6, 1994 by and among the Company and the other parties thereto (the "1993 Agreement"), (ii) the Taura Plan Option Agreement, and (iii) the Taura Non-Plan Option Agreement . The Company has delivered to the Agent a true and complete copy of the 1993 Agreement, the Taura Plan Option Agreement and the Taura Non-Plan Option Agreement.

     Section 3.5.  Litigation.

         There are no civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, demand letters, proceedings, injunctions, orders, judgments, decrees or regulatory restrictions imposed upon, pending or, to the Company's knowledge, threatened against the Company except as set forth in the Disclosure Schedule (i) that would reasonably be expected to have a Material Adverse Effect or (ii) that question the validity of this Recapitalization Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby.

     Section 3.6.  Financial Statements.

         A. The Historical Financial Statements and the Interim Financial Statements (including, in each case, any notes thereto) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by GAAP) and each present fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not expected, individually or in the aggregate, to be material); each of such statements (including, in each case, any notes thereto) complies in all material respects with applicable Regulations.

         B. There are no debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including any liability for Taxes ("Liabilities") of the Company, other than Liabilities (i) reflected or reserved against on the Reference Balance Sheet to the extent required in accordance with GAAP and (ii) incurred since September 29, 2001 in the ordinary course of the business, consistent with the past practice of the Company.

     Section 3.7.  Absence of Certain Changes or Events.

         Except as publicly disclosed in the Company SEC Reports filed with the Commission prior to the date hereof, since September 29, 2001, no event has occurred and no fact or set of circumstances has arisen which has resulted in or would reasonably be expected to result in a Material Adverse Effect.

     Section 3.8.  Brokers and Finders.

         In connection with the transactions contemplated by this Recapitalization Agreement, except for The Blackstone Group L.P., the Company has not employed, nor, to the Company's knowledge, has any other person affiliated with the Company employed, any investment banker, broker, finder, consultant or intermediary which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Recapitalization Agreement or the transactions contemplated hereby.

     Section 3.9.  Taxes.

         Except as set forth in the Disclosure Schedule, (i) the Company has timely filed and caused each of the Company Subsidiaries to timely file all Tax Returns that any such entity was required to file pursuant to applicable law, except for Tax Returns the failure of which to file would not cause a Material Adverse Effect, (ii) all such Tax Returns were correct and complete in all material respects, (iii) all material Taxes due and owing by the Company and any of the Company Subsidiaries (whether or not shown on any Tax Return) have been paid, (iv) the Historical Financial Statements and the Interim Financial Statements reflect an adequate reserve (other than a reserve for deferred income taxes established to reflect differences between book basis and tax basis of assets and liabilities) for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the dates of the reference, (v) neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or the collection of Taxes, (vi) to the Company's knowledge, no deficiencies, adjustments or claims for any Taxes have been proposed, asserted or assessed against the Company or any of the Company Subsidiaries, (vii) there are no Security Interests for Taxes other than for current Taxes not yet due upon any assets of the Company or any of the Company Subsidiaries, (viii) none of the Tax Returns of the Company or any of the Company Subsidiaries have been selected for or are now under audit or examination by any tax authority or other Governmental Entity, and there are no suits, actions, proceedings or investigations pending or, to the knowledge of the Company or any of the Company Subsidiaries, threatened against the Company or any of the Company Subsidiaries with respect to any Taxes, (ix) all material Taxes that are required by law to be withheld or collected by the Company or any of the Company Subsidiaries have been duly withheld and collected and, to the extent required by applicable law, have been paid to the proper tax authority or other Governmental Entity or properly segregated or deposited, (x) neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has liability for the Taxes of any person or entity (other than the Company or any of the Company Subsidiaries) under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or foreign law, as transferee or successor, by contract or otherwise, and (xi) neither the Company nor any of the Company Subsidiaries is party to any Tax sharing or other agreement or arrangement that will require any payment with respect to Taxes.

     Section 3.10.  SEC Reports.

         The only reports, schedules and, definitive proxy statements, filed since December 30, 2000 by the Company with the Commission under Sections 13(a), 14(a), 14(c) or 15(d) of the Exchange Act through the date of this Agreement and the only registration statements or prospectuses filed by the Company with the Commission and in effect as of the date of this Agreement, are the following:
Annual Report on Form 10-K for the fiscal year ended December 30, 2001; Quarterly Reports on Form 10-Q for the fiscal quarterly periods ended March 31, 2001, June 30, 2001 and September 29 , 2001; Current Reports on Form 8-K dated March 28, 2001, April 24, 2001 and July 11, 2001; Revised Definitive Proxy Statement for Annual Meeting of Stockholders held May 16, 2001, filed on April 20, 2001; and Registration Statements on Form S-8 (Registration Nos. 33-99868 and 33-99866) both filed November 29, 1995 (collectively, the "Company SEC Reports"). The Company has previously made available to the Agent an accurate and complete copy of communications, if any, not included in any of the Company SEC Reports, mailed by the Company to its stockholders since December 30, 2000. None of the Company SEC Reports or such communications to stockholders contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Since December 30, 2000, the Company has timely filed all Company SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company SEC Reports complied in all material respects with the published Regulations with respect thereto. The Company has no registration statements or prospectuses currently in effect, except for the

Company's Registration Statements on Form S-8 (Registration Nos. 33-99868 and 33-99866), both filed on November 29, 1995 in connection with the Company's 1994 Amended and Restated Employee Flexible Stock Option Plan and the Non-Employee Director Stock Option Plan, respectively.

     Section 3.11.  Certain Contracts.

         A. Except as set forth in the Disclosure Schedule and excluding the Original Agreement (there being no agreement that the Original Agreement would otherwise be included), neither the Company nor the Company Subsidiaries is a party to or bound by:

                  (i) any contract, arrangements, commitment or understanding (whether written or oral) which, upon the consummation of the transactions contemplated by this Recapitalization Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from the Company to any officer, director or employee thereof;

                  (ii) any contract, arrangement, commitment or understanding (whether written or oral), which would materially and adversely restrict the conduct by the Company of any line of business;

                  (iii) any contract, arrangement, commitment or understanding (whether written or oral), including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Recapitalization Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Recapitalization Agreement;

                  (iv) any contract, agreement, commitment or understanding (whether written or oral) among stockholders of the Company; or

                  (v) any employment agreement or understanding (written or oral) with officers of the Company or the Company Subsidiaries or any other employment agreement or understanding (written or oral) not terminable at will.

         B. Each contract, arrangement, commitment or understanding of the type described in this Section 3.11, whether or not set forth in the Disclosure Schedule, is referred to herein as a "Company Contract," and, except as disclosed on the Disclosure Schedule, the Company does not know of, or has not received notice of, any violation of the above by any of the other parties thereto, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     Section 3.12. Environmental Liability.

         Except as disclosed in the Company SEC Reports or in the Disclosure Schedule and except for those matters which would not reasonably be expected to have a Material Adverse Effect:

         A. The Company, each of the Company Subsidiaries, and all of their respective properties, assets, and operations are in full compliance with all Environmental Laws. The Company is not aware of, nor has the Company received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of the Company and the Company Subsidiaries with all Environmental Laws;

         B. The Company and each of the Company Subsidiaries have obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and the Company and the Company Subsidiaries are in compliance with all of the terms and conditions of such permits;

         C. No Hazardous Materials exist on, about, or within or have been used, generated, stored, transported, disposed of on, or Released from any of the properties or assets of the Company or any Company Subsidiary except in compliance with Environmental Laws. The use which the Company and the Company Subsidiaries make and intend to make of their respective properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their properties or assets except in compliance with Environmental Laws;

         D. Neither the Company nor any of the Company Subsidiaries nor any of their respective currently or previously owned or leased properties or operations is subject to any outstanding or, to the best of its knowledge, threatened order from or agreement with any Governmental Entity or other person or entity or subject to any judicial or administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release;

         E. There are no conditions or circumstances associated with the currently or previously owned or leased properties or operations of the Company or any of the Company Subsidiaries that could reasonably be expected to give rise to any Environmental Liabilities;

         F. Neither the Company nor any of the Company Subsidiaries is a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq., regulations thereunder or any comparable provision of state law. The Company and the Company Subsidiaries are compliance with all applicable financial responsibility requirements of all Environmental Laws;

         G. Neither the Company nor any of the Company Subsidiaries has filed or failed to file any notice required under applicable Environmental Law reporting a Release; and

         H. No Lien arising under any Environmental Law has attached to any property or revenues of the Company or the Company Subsidiaries.

     Section 3.13 ERISA

         A. The Disclosure Schedule contains a true and complete list of each of the Benefit Plans.

         B. Except for those Multiemployer Plans disclosed on the Disclosure Schedule, neither the Company nor any ERISA Affiliate has at any time contributed to, has had any obligation to contribute to, or has any liability, contingent or otherwise, to any Multiemployer Plan. With respect to each Multiemployer Plan to which the Company or any ERISA Affiliate has at any time contributed to, has had any obligation to contribute to, or has any liability, contingent or otherwise, (i) neither the Company nor any ERISA Affiliate has withdrawn, partially withdrawn, or, except as provided in the Disclosure Schedule, received any notice of any claim or demand for Withdrawal Liability or partial Withdrawal Liability, (ii) to the knowledge of the Company, neither the Company nor any ERISA Affiliate has any potential Withdrawal Liability or potential partial Withdrawal Liability with respect to each such Multiemployer Plan that would arise upon a complete or partial withdrawal as described in ERISA Section 4203 or 4205, other than such a Withdrawal Liability or partial Withdrawal Liability that would not reasonably be expected to result in a Material Adverse Effect, (iii) neither the Company nor any ERISA Affiliate has received any notice that any such Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in Multiemployer Plan benefits or the imposition of any excise tax, or that any such Multiemployer Plan is or may become insolvent, (iv) to the knowledge of the Company, no such Multiemployer Plan is a party to any pending merger or asset or liability transfer, (v) to the knowledge of the Company, there are no PBGC proceedings against or affecting any such Multiemployer Plan, and (vi) neither the Company nor any ERISA Affiliate has any Withdrawal Liability by reason of a sale of assets pursuant to Section 4204 of ERISA. Nothing has occurred or is expected to occur that would materially increase the Company's or any ERISA Affiliate's total potential Withdrawal Liability to any such Multiemployer Plan other than an increase that would not reasonably be expected to result in a Material Adverse Effect.

         C. Except as disclosed on the Disclosure Schedule, neither the Company nor any Company Subsidiary maintains or is obligated to provide benefits under any life, medical or health plan (other than as an incidental benefit under a Qualified Plan) which provides benefits to retirees or other terminated employees, other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation of 1985, as amended, or any plan subject to Section 505 of the Code.

         D. Each of the Benefit Plans and its administration is currently in compliance with ERISA, the Code and all other applicable laws and with any applicable collective bargaining agreement, except for those instances of noncompliance that would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Company, no transaction contemplated by this Agreement will result in liability to the PBGC under Section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to the Company, any Company Subsidiary, any ERISA Affiliate or any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA, other than a liability that would not reasonably be expected to result in a Material Adverse Effect. There are no pending, or to the knowledge of the Company, threatened claims by or on behalf of any Benefit Plan, or by any person covered thereby, other than ordinary claims for benefits submitted by participants or beneficiaries, which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No employer securities, employer real property or other employer property is included in the assets of any Benefit Plan. Neither the Company nor any Company Subsidiary is subject to, and the transactions contemplated by this Agreement will not cause the Company or any Company Subsidiary to be subject to, any liability under any Benefit Plan which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

         E. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code and the regulations promulgated or rulings issued thereunder) has been incurred with respect to any Benefit Plan, whether or not waived; and to the knowledge of the Company, no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any Benefit Plan. Neither the Company nor any Company Subsidiary is required to provide security to a Benefit Plan under Section 401(a)(29) of the Code, the regulations promulgated or rulings issued thereunder or Section 307 of ERISA. The Company and its Subsidiaries have performed, in all material respects, all of their obligations under all Benefit Plans, and substantially all contributions and other payments accrued under, or required to be made by the Company or any Company Subsidiary to, any Benefit Plan with respect to any period ending before or on the Consummation

Date have been made or any such contributions that have not been made have been accurately reflected in the Company's financial statements in accordance with GAAP.

     F. Except for any formal written qualification requirement with respect to which the remedial amendment period set forth in Section 401(b) of the Code, and any regulations, rulings or other Internal Revenue Service releases thereunder, has not expired, (i) each Benefit Plan that is intended to be a Qualified Plan has received a favorable determination letter from the Internal Revenue Service and is qualified in form and operation under Section 401(a) of the Code, and each trust for each such Plan is exempt from federal income tax under Section 501(a) of the Code, and (ii) no event has occurred or circumstance exists that gives rise to disqualification or loss of tax-exempt status of any such Plan or trust, except for those events or circumstances that would not reasonably be expected to result in a Material Adverse Effect. No event has occurred or circumstance exists that could result in an increase in premium costs of Benefit Plans that are insured, or an increase in benefit costs of such Plans that are self-insured, except to the extent that such event or circumstance would not reasonably be expected to result in a Material Adverse Effect.

     G. The terms "Plan," "PBGC" and "Multiemployer Plan" shall have the meanings defined in ERISA. "Withdrawal Liability" shall be given the same meaning as that term is described in ERISA Section 4201 et. seq.

Section 3.14. Employees.

     To the Company's knowledge, no executive, key employee, or group of employees has any plans to terminate employment with any of the Company or the Company Subsidiaries. Except as disclosed on the Disclosure Schedule, none of the Company and the Company Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes that would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has committed any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. To the Company's knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Company and the Company Subsidiaries.

Section 3.15. Compliance with Law; Authorizations.

     The Company is not in violation in any material respect of any law, ordinance, rule or regulation of any Governmental Entity, except such violations which would not reasonably be expected to have a Material Adverse Effect.

Section 3.16. Disclosure.

     Neither this Recapitalization Agreement nor the financial statements referred to in Section 3.6 above (including the footnotes thereto), or any Schedule (including the Disclosure Schedule), Exhibit or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of the Company, in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading; provided, however, that notwithstanding any provision to the contrary herein, the Agent and the Banks shall be entitled only to rely on the latest version of information furnished to them prior to the date of this Agreement by the Company which supersedes previous information furnished to them prior to the date of this Agreement. All estimates or projections made by or on behalf of the Company and delivered to the Agent or the Banks have been reasonably made, in good faith, based upon assumptions believed by the Company to be reasonable under the circumstances at the time made. The disclosures in the Disclosure Schedule shall relate only to the representations and warranties in the Section of this Agreement to which they expressly relate or are expressly referenced and to no other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule in relation to a specifically identified representation or warranty), those in this Agreement shall control.

Section 3.17. Board Approval.

     The board of directors of the Company, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has, prior to the date of this Agreement and the execution and delivery of this Agreement, duly (a) approved this Recapitalization Agreement and the consummation of all transactions contemplated hereby, pursuant to the applicable provisions of Delaware General Corporation Law, and (b) recommended that the stockholders of the Company approve the matters described in Section 2.2A of this Agreement.

Section 3.18. Takeover Laws.

     The Board of Directors, having considered the Amendment to the Certificate, the Certificate of Designation, the New Credit Agreement and the Registration Rights Agreement, has approved this Agreement and the transactions contemplated hereby and thereby and such approval constitutes approval of the Recapitalization Agreement and the other transactions contemplated hereby by the Board of Directors under the provisions of Section

203 of the Delaware General Corporate Law, such that the restrictions and limitations of Section 203 of the Delaware General Corporate Law are not applicable to this Agreement and the transactions contemplated hereby. To the knowledge of the Company, no other state takeover statute is applicable to the Recapitalization Agreement or the other transactions contemplated hereby.


                                   ARTICLE IV

                                    COVENANTS

Section 4.1. Consents/Authorizations/AMEX Listing.

     A. The Company (a) will make, or cause to be made, all such filings and submissions, and take or cause to be taken all such action, under laws, rules and relations as may be applicable and required for it to consummate the transactions contemplated hereby in accordance with the terms of this Agreement, and (b) will use its reasonable best efforts to obtain, or cause to be obtained, all authorizations, approvals, consents, permits and waivers of or from all Governmental Entities necessary to be obtained by it in order for it to consummate such transactions; provided, however, that the Company shall not be required to (i) register or qualify the New Securities for offer or sale in any jurisdiction in which an applicable exemption from such registration or qualification is available, (ii) qualify as a dealer in securities under the laws of any jurisdiction, or (iii) provide its general consent to service of process in any jurisdiction. The Company shall use its reasonable best efforts to obtain any consents, approvals or waivers of any third party required in order for the Company to consummate the transactions contemplated hereby in accordance with the terms of this Agreement.

     B. The Company shall file an application with the AMEX for approval to list the Common Shares on the AMEX, subject to official notice of issuance, and the Company shall use its reasonable best efforts to have such application approved.

Section 4.2. Payment of Expenses.

     The Company shall pay, on the Consummation Date (or, if this Agreement is terminated as provided in Section 9.1, on the date of termination) (A) any transfer taxes payable on the issuance of the New Securities, (B) the reasonable fees and expenses of Haynes and Boone, LLP, counsel for the Agent; (C) the reasonable fees and expenses of Policano & Manzo; (D) any fees and expenses owed to the Blackstone Group L.P. with half of the transaction fee to be paid after the Consummation Date pursuant to the terms of the Blackstone Amendment Letter;
(E) the reasonable fees and expenses of the Agent incurred in connection with its due diligence review of the Company pursuant to Section 4.7 and background investigations concerning the Designated Directors; and (F) the reasonable fees and expenses of any other attorneys, accountants, consultants and financial advisors of the Company other than the Blackstone Group, L.P.; it being understood that the amounts described in the foregoing clauses (A) through
(F) shall be paid immediately prior to the Consummation Date or the date of termination, as the case may be, and may be paid from drawings under the Original Agreement (to the extent available thereunder and upon satisfaction of all other conditions to making advances thereunder) and that the bills presented to the Company in respect of such amounts shall have been updated prior to delivery to the Company to include all amounts incurred (and posted to the billing system of the respective professional service provider) as of the Consummation Date, or the date of termination, as the case may be. Following the Consummation Date, the Company shall also promptly pay the reasonable fees and expenses of counsel incurred on or prior to sixty days after the Consummation Date.

Section 4.3. Availability of Financial Information.

     From the date hereof to the Consummation Date, the Company shall upon reasonable notice and only as frequently as the Agent or the Banks may reasonably request, make its books and records reasonably available for inspection to the Agent or the Banks and their respective counsel and advisors at reasonable times during normal business hours, subject to the execution of appropriate confidentiality agreements and will cooperate with and provide to the Agent, the Banks, and their respective counsel and advisors any financial information reasonably necessary to determine compliance by the Company with the terms and conditions of this Agreement; provided that the Company or its representatives may be present at or participate in any such inspection.

Section 4.4. Conduct of Business.

     A. From the date hereof to the Consummation Date, except as contemplated by this Agreement, the Company shall not and shall not permit any Company Subsidiary to: (i) issue any shares of its capital stock (nor any other securities convertible into or exchangeable or exercisable for its capital stock) other than pursuant to exercises of options under the Option Plans; (ii) in the case of the Company, pay dividends on its capital stock; (iii) register any shares of its capital stock or any such convertible security or other security exchangeable or exercisable therefor under the Securities Act, in connection with any distribution of such stock or securities; other than pursuant to the Company's Registration Statements on Form S-8 (Registration Nos. 33-99868 and 33-99866); (iv) other than in the ordinary course of business consistent with past practice, (a) incur any indebtedness for borrowed money (other than pursuant to existing lines of credit or short-term indebtedness incurred in the ordinary course of business consistent with past practice, indebtedness of the Company to any of the Company Subsidiaries or of any of the Company

Subsidiaries to the Company), (b) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation, or other entity, or (c) make any loan or advance; (v) (a) adjust, split, combine or reclassify any capital stock, (b) directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock, (c) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; (vi) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release, or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;
(vii) except for transactions in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a Company Subsidiary thereof or any existing joint venture; (viii) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms; (ix) other than in the ordinary course of business consistent with past practice or with the written consent of the Agent, increase the compensation or fringe benefits of any of its employees, pay any pension or retirement allowance not required by any existing Benefit Plan or agreement to any such employees, or establish, become a party to, amend, or commit itself to any Benefit Plan, or any other arrangement of remuneration for services, in a manner that would reasonably be expected to result in a Material Adverse Effect; without by implication limiting the foregoing, no payments other than (x) for salaries in effect as of the date of this Agreement, (y) payments, if any, in accordance with the Company's Annual Incentive Plan or (z) normal and routine reimbursement of out-of-pocket business expenses shall be made with respect to officers of the Company; (x) accelerate the vesting of any stock options or other stock-based compensation or any other compensation related benefits; (xi) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice; (xii) take any action that would prevent or impede the transactions contemplated by this Agreement or the Transaction Documents; (xiii) amend its Restated Certificate of Incorporation or the Amended and Restated Bylaws; (xiv) except as required by law, amend or modify any Benefit Plan; or (xv) agree to, or make any commitment to, take any of the actions prohibited by this Section.

     B. From the date hereof to the Consummation Date, the Company shall, and shall cause the Company Subsidiaries to: (i) conduct its business in the ordinary course consistent with past practice; (ii) use reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and, except as otherwise contemplated by the agreements listed on the Disclosure Schedule, retain the services of its key officers and key employees, it being understood that so long as the Company uses such reasonable efforts, the failure of any officer or employee of the Company to remain an officer or employee of the Company shall not constitute a breach of this covenant; (iii) take no action which would reasonably be expected to materially and adversely affect or delay the ability of the Company to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement, (iv) take no action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Recapitalization Agreement being or becoming untrue in any material respect at any time prior to the Consummation Date, or in any of the conditions set forth in Article VIII not being satisfied or in a violation of any provision of this Recapitalization Agreement, except, in every case, as may be required by applicable law.

     C. Notwithstanding the foregoing, it is expressly understood and agreed that none of the provisions of this Section 4.4 shall constitute a modification or waiver of the terms and conditions of the Original Agreement and the Company shall continue to comply with the terms and conditions of the Original Agreement.

Section 4.5. Regulatory Matters; Cooperation With Respect to Filing.

     A. The Company shall prepare and file with the Commission (i) a preliminary proxy statement relating to the Company Stockholders Meeting as soon as practicable following the date of this Agreement, and (ii) the S-1, in accordance with the terms and conditions of the Registration Rights Agreement. The Company shall use its reasonable best efforts to respond to comments, if any, of the Commission regarding such preliminary filing and to cause the Proxy Statement to be mailed to stockholders at the earliest practicable time.

     B. The Company and the Banks shall cooperate with each other and provide to each other all information reasonably necessary in order to prepare the S-1 in accordance with the terms and conditions of the Registration Rights Agreement and the Proxy Statement (including the preliminary filing thereof) (collectively, the "SEC Transaction Filings") and shall provide reasonably promptly to the other party any information that such party may obtain that could necessitate amending or supplementing any such document. The Company will notify the Banks promptly of the receipt of any comments from the Commission or its staff or any other appropriate government official and of any requests by the Commission or its staff or any other appropriate government official for amendments or supplements to any of the SEC Transaction Filings or for additional information and will supply the Banks with copies of all correspondence between the Company or any of its representatives on the one hand, and the Commission or its staff or any other appropriate government official, on the other hand, with respect thereto. If at any time any event shall occur that should be set forth in an amendment of, or a supplement to, any of the SEC Transaction Filings, the Company agrees as promptly as practicable to prepare and file such amendment or supplement and to distribute such amendment or supplement as required by applicable law, including, in the case of an amendment or supplement to the Proxy Statement by mailing such supplement or amendment to the Company's stockholders. The SEC Transaction Filings, when filed with the Commission or any appropriate government official, shall comply in all material respects with all applicable requirements of law. The Company represents and agrees that none of the information which is included in the S-1 or the Proxy Statement will, at the time of filing and, in the case of the S-1, when it becomes effective and, with respect to the Proxy Statement, when mailed or at the time of the Company Stockholders Meeting, be false or misleading with respect to any material fact or shall omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not materially misleading. Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any factual information as to the Banks or the Designated Directors included in the S-1 or the Proxy Statement that is furnished in writing to the Company by the Banks or the Designated Directors specifically for inclusion in the S-1 or the Proxy Statement. Each Bank represents and agrees severally and not jointly that none of the factual information as to the Bank which is included in the S-1 or the Proxy Statement that is furnished in writing to the Company by the Bank specifically for use in connection with the S-1 or the Proxy Statement will, at the time of filing and, in the case of the S-1, when it becomes effective and, with respect to the Proxy Statement, when mailed or at the time of the Company Stockholders Meeting, be false or misleading with respect to any material fact or shall omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

Section 4.6. Meeting of Stockholders.

     As promptly as practicable after the date hereof, the Company shall take all action necessary in accordance with Delaware General Corporation Law and its Restated Certificate of Incorporation and Amended and Restated Bylaws to convene the Company Stockholders Meeting at the earliest practicable time.

Section 4.7. Access to Information and Properties.

     During the period from the date of this Agreement through the Consummation Date, the Company shall give the Agent and its authorized representatives (including, without limitation, legal counsel), reasonable access during regular business hours to all plants, offices, warehouses, facilities, personnel, assets, books, records, and documents (including tax returns) and cause the officers, employees, and accountants of the Company to obtain and furnish such financial and operating data and other information with respect to the Company and its Benefit Plans as the Agent or its representatives may request; provided, however, (i) that the Agent and its representatives shall take such actions as are deemed necessary in the reasonable judgment of the Company to schedule such access and visits through designated officers of the Company and in such a way as to avoid disrupting the normal business of the Company, (ii) the Company shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege and (iii) the Company need not supply the Agent or its representatives with any information which, in the reasonable judgment of the Company, it is under a contractual or legal obligation not to supply, provided, should the Company withhold any information pursuant to such a contractual or legal obligation, the Company shall give prompt written notice to the Agent that the Company is withholding information pursuant to such a contractual or legal obligation. No investigation, review, study or examination by the Agent or the Banks or their respective representatives shall offset, limit or diminish the scope of the representations and warranties of the Company in this Agreement or the Transaction Documents.

Section 4.8. Further Actions.

     From time to time, as and when reasonably requested by the Agent or the Banks, the Company shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to effectuate the transactions contemplated by this Agreement and the Transaction Documents.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF THE BANKS

     Each of the Banks, severally and not jointly, represents and warrants to the Company that the following representations and warranties are true and correct on and as of the date of this Agreement with respect to such Bank and will be true and correct through the Consummation Date as if made on and as of that date.

Section 5.1. Authority.

     Each Bank has the requisite power and authority to approve, authorize, execute and deliver this Recapitalization Agreement and to consummate the transactions contemplated hereby. This Recapitalization Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by such Bank. This Recapitalization Agreement has been duly and validly executed and delivered by each Bank and constitutes the valid and binding agreement of each Bank enforceable against such Bank in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally and general equitable principles.

Section 5.2. Ownership of Exchange Debt.

     Each Bank is the owner and holder of all right, title and interest, free and clear of any and all Liens (other than Liens evidencing securitization of its portfolio and pledges or assignments to the Federal Reserve Bank for security purposes) of such Bank's percentage of the Exchange Debt, as set forth opposite such Bank's name on Schedule 2.2B hereto.

Section 5.3. Exemption of Transaction.

     Each of the Banks understands and acknowledges that the transactions contemplated in this Agreement are not being registered under the Securities Act or any state securities laws, on the grounds that the such transactions are exempt under the Securities Act and applicable state securities laws. Each of the Banks is acquiring the New Securities for investment, solely for such Bank's own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof in violation of the Securities Act. Each of the Banks is an "Accredited Investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the New Securities and the Company.

Section 5.4. Compliance with Laws and Other Instruments.

     The execution and delivery of this Agreement by or on behalf of each of the Banks and the consummation of the transactions respectively contemplated herein do not and will not conflict with or result in any violation of or default under any provision of any charter, bylaws, trust agreement, partnership agreement, or other organizational document, as the case may be, of such Bank or any material agreement, certificate, or other instrument to which such Bank is a party or by which such Bank or any of its properties is bound, or any permit, franchise, judgment, decree, statute, rule, regulation, or other law applicable to such Bank or the business or properties of such Bank that would reasonably be expected to materially or adversely affect the consummation of the transactions contemplated hereby.

Section 5.5. Business Address.

     The address set forth on each Bank's signature page to this Agreement is the Bank's correct business address.

Section 5.6 Legends.

     Each Bank understands that the certificates evidencing the New Securities will bear a legend indicating that the securities have not been registered under any federal or state securities laws and are restricted securities.

                                   ARTICLE VI

                                 INDEMNIFICATION

Section 6.1. Indemnification.

     The Company agrees to promptly indemnify and hold harmless the Agent, each of the Banks and each affiliate thereof and their respective officers, directors, employees, affiliates, consultants, advisors, and other representatives, including, legal counsel (each, an "Indemnitee") against any and all loss, liability, claim, damage, expense, fines and penalties whatsoever, and whether or not involving a third party claim (including (i) reasonable attorneys' fees and other reasonable costs of investigation and defense, (ii) judgments and (iii) amounts paid or to be paid in settlement of such claims, judgments, losses or liabilities) arising, directly or indirectly, from or relating to the execution, delivery and performance of this Agreement or the Transaction Documents, the transactions contemplated hereby and thereby, any breach by the Company under this Agreement or the Transaction Documents, or the negotiations relating hereto and, statutory and common law negligence and strict liability claims; provided that such Indemnitee shall not be indemnified from or held harmless against any losses, liabilities, claims, damages, fines, penalties, judgments, disbursements, costs, or expenses arising out of or resulting from its own gross negligence or willful misconduct or breach of this Agreement or any of the other Transaction Documents. Without limiting any provision of this Agreement or any Transaction Document, it is the express intention of the parties hereto that each Indemnitee shall be indemnified from and held harmless against any and all losses, liabilities, claims, damages fines, penalties, judgments, disbursements, costs, and expenses (including without limitation, reasonable attorneys' fees) arising out of or resulting from the sole or contributory negligence of such Indemnitee.

Section 6.2. Notice; Assumption of Defense.

     An Indemnitee shall give prompt written notice to the Company of any action commenced against him or it in respect of which indemnity may be sought under this Agreement, but the failure to notify the Company shall not relieve the Company of any liability that it may have to the Indemnitee, except to the extent that the Company demonstrates that the defense of such action is prejudiced by the Indemnitee's failure to give such notice. If it so elects within ten (10) days after receipt of such notice, the Company may assume the defense of such action, with counsel chosen by it and reasonably approved by the Indemnitee, unless, in an action where the Company is a co-defendant, the Indemnitee reasonably objects to such assumption upon the written advice of counsel on the ground that there may be legal defenses available to him or it which are different from or in addition to those available to the Company. If more than one Indemnitee is joined in such action and two or more elect to assume their own defense, the Company shall be liable for the fees and expenses of only a single law firm that shall represent all of the Indemnitees in connection with such action. Should an Indemnitee prefer to retain separate and additional counsel he or it must do so at his own expense. If the Company assumes the defense of the action, (i) no compromise or settlement of claims thereunder may be effected by the Company without the Indemnitee's consent unless (A) there is no finding or admission of any violation of applicable law or regulation or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee, and (B) the sole relief provided is monetary damages that are paid in full by the Company; and (ii) the Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent (which may not be unreasonably withheld). If notice is given to the Company by the Indemnitee, and the Company does not, within ten (10) days thereafter, give written notice to the Indemnitee of its election to assume the defense of such action, or if an Indemnitee determines in good faith and upon written advice of counsel that there is a reasonable probability that an action may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, then, notwithstanding anything in the second sentence hereof to the contrary, the Indemnitee may, by notice to the Company, assume the right to defend, compromise, or settle such action provided that the Company shall be entitled to participate in but not control such action, at its sole cost and expense and the Company will not be bound by any compromise or settlement effected without its consent (which shall not be unreasonably withheld).

                                   ARTICLE VII

                                   FORBEARANCE

     The Company, the Agent and each of the Banks hereby acknowledges and agrees that the Forbearance Agreement is hereby further modified and amended in accordance with the terms and provisions of Exhibit B hereto, all of such terms and provisions being incorporated by reference herein.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

Section 8.1. Conditions to Obligation of Each Party to Effect the Transactions Contemplated by this Agreement.

     The obligation of each party to effect the transactions contemplated by this Recapitalization Agreement shall be subject to the fulfillment on or prior to the Consummation Date of the following conditions:

     A. The Stockholder Approval shall have been obtained.

     B. All consents, approvals, authorizations, waivers or permits of, or registrations, declarations or filings with or notifications to, any Governmental Entity, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been obtained on terms and conditions reasonably satisfactory to each party and shall remain in full force and effect.

     C. No preliminary or permanent injunction or other order, decree or ruling of any Governmental Entity nor any applicable law shall be in effect that would prohibit, restrain, or make illegal the consummation of the transactions contemplated by this Agreement.

Section 8.2. Conditions to Obligation of the Company.

     The obligation of the Company to effect the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Consummation Date of the following conditions:

     A. The Agent and the Banks shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by them hereunder at or prior to the Consummation Date.

     B. The representations and warranties of the Banks in this Agreement shall be true and correct, as of the date of this Agreement and as of the Consummation Date with the same force and effect as though made on and as of the Consummation Date.

     Section 8.3. Conditions to Obligation of the Agent and the Banks.

     The obligation of the Agent and each of the Banks to effect the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Consummation Date of the following conditions:

     A. The Company shall have furnished to the Agent resolutions of the Board of Directors of the Company certified by its Secretary or an Assistant Secretary which authorize the execution, delivery, and performance by the Company of this Recapitalization Agreement and the other Transaction Documents.

     B. The Company shall have furnished to the Agent a certificate of incumbency certified by the Secretary or an Assistant Secretary of the Company certifying the name of each of its officers (i) who is authorized to sign this Agreement and the Transaction Documents to which it is or is to be a party (including, without limitation, the certificates contemplated herein) together with specimen signatures of each such officer and (ii) who will, until replaced by other officers duly authorized for that purpose, act as its representative for the purposes of signing documentation and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby.

     C. The Company shall have furnished to the Agent certificates of the appropriate government officials of the State of Delaware of the Company and of its respective jurisdiction of organization or formation with respect to each Company Subsidiary as to its existence and good standing, all dated a current date.

     D. The Company shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by it hereunder and under the Transaction Documents on or prior to the Consummation Date.

     E. The representations and warranties of the Company in this Agreement shall be true and correct as of the date of this Agreement and as of the Consummation Date (except to the extent such representations and warranties speak as of an earlier date or to the extent changes to the underlying facts are expressly authorized by this Agreement) with the same force and effect as though made on and as of the Consummation Date.

     F. Other than the Existing Defaults (as such term is defined in the Forbearance Agreement), since September 29, 2001, there shall not have occurred an Agreement Default (as defined in the Forbearance Agreement) or any event that the Holders could reasonably expect to have a Material Adverse Effect.

     G. The Company shall have furnished to the Agent and the Banks (a) a certificate, dated as of the Consummation Date, signed by the President, Vice President or Treasurer of the Company, certifying as to the matters specified in paragraphs D, E and F of this Section 8.3, and (b) a certificate from the Secretary of the Company, dated as of the Consummation Date, certifying as to
(i) the continuing effectiveness as of the Consummation Date of the resolutions of the board of directors of the Company approving this Agreement and the transactions contemplated hereby, (ii) the number of shares of the Company's capital stock issued and outstanding after giving effect to the issuance of the New Securities in accordance with the terms and conditions of this Agreement,
(iii) the percentage of such issued and outstanding Common Stock and Preferred Stock, as applicable, represented by the New Securities, and (iv) the fact that the Stockholder Approval has been obtained in accordance with the Restated Certificate of Incorporation, the rules and regulations of the AMEX and the Delaware General Corporation Law and that such Stockholder Approval is in full force and effect.

     H. The Common Shares shall have been approved for listing on the AMEX, subject to official notice of issuance.

     I. Each of the Releasing Parties shall have executed and delivered to the Banks their respective Release Agreements. The Blackstone Group L.P. shall have executed and delivered the Blackstone Amendment Letter to the Company. Denis Taura shall have executed and delivered to the Company the Taura Severance Agreement Amendment. Denis Taura and the Company shall have executed and delivered the Consulting Agreement.

     J. The Company shall have furnished to the Banks the legal opinion of Dechert, dated as of the Consummation Date, substantially in the form of Exhibit K.

     K. The investigations by the Agent and its representatives pursuant to
Section 4.7 shall not have caused the Agent, the Banks or their respective representatives to become aware of any facts or circumstances relating to the business, operations, assets, properties, liabilities, financial condition, results of operations or affairs of the Company, that, in the reasonable judgment of the Holders, make it inadvisable to proceed with the transactions contemplated by this Agreement.

     L. All authorizations, consents, approvals and waivers of, or notices to, any third party which if not obtained or made would reasonably be expected to have a Material Adverse Effect or materially and adversely interfere with the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

     M. The Company and each other Bank shall have executed and delivered the New Credit Agreement and all other documents, instruments, and other agreements contemplated thereby and all conditions to the effectiveness thereof shall have been fully satisfied.

     N. All corporate and other proceedings taken or required to be taken by the Company in connection with this Agreement, the New Credit Agreement and the transactions contemplated hereby and thereby, shall have been consummated at or prior to the Consummation Date, and all certificates, opinions, instruments, consents and other documents required to be delivered by the Company to effect this Agreement, the New Credit Agreement and the transactions contemplated hereby and thereby, shall be reasonably satisfactory in form and substance to the Banks.


                                   ARTICLE IX

                                  MISCELLANEOUS

Section 9.1. Termination.

     This Agreement shall terminate automatically and without notice (i) at 11:50 p.m. (New York, New York time) on April 30, 2002 if the Consummation Date has not sooner occurred or (ii) upon the occurrence of either of the events of default set forth in Section 12.1(e) or (f) in the Original Credit Agreement. This Agreement shall be terminable at any time prior to the Consummation Date:

     A. By the mutual written consent of the Company and the holders of more than 50% of the Revolving Commitments) or, if the Revolving Commitments have been terminated, then by the holders of more than 50% of the outstanding Revolving Loans (the "Holders");

     B. By the Holders (or in the case of paragraph (iii) below, any Bank), if
(i) any of the Company's representations or warranties herein shall be false, incorrect or misleading in any material respect when made or deemed made, or the Company shall breach or fail to perform, observe or comply with any of its covenants or obligations hereunder and such breach or failure shall continue unremedied for a period of twenty (20) Business Days after receipt by the Company of written notice of such breach or failure, (ii) the investigations by the Agent and its representatives pursuant to Section 4.7 cause the Agent, the Banks, or their respective representatives to become aware of any facts or circumstances relating to the business, operations, assets, properties, liabilities, financial condition, results of operations or affairs of the Company, that, in the sole and absolute judgment of the Holders, make it inadvisable to proceed with the transactions contemplated by this Agreement , (iii) any of the Banks shall not be satisfied, in its sole and absolute discretion, with the results of any aspect of their due diligence investigation of the Benefit Plans, (iv) any Agreement Default (as defined in the Forbearance Agreement) exists, or (v) the Board of Directors of the Company shall have withdrawn or modified its recommendation of this Agreement or the transactions contemplated hereby in a manner adverse to the Banks;

     C. By the Company, if any of the Bank's representations or warranties herein shall be false, incorrect or misleading in any material respect when made or deemed made, or any of the Banks shall breach or fail to perform, observe or comply with any of their covenants or obligations hereunder and such breach or failure shall continue unremedied for a period of twenty (20) Business Days after receipt by such Bank of written notice of such breach or failure; or

     D. By either the Company or the Holders, if (i) any permanent injunction, decree, ruling, order or other action of a Governmental Entity, in each case, having the effect of preventing the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable; or
(ii) the Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at the Company Stockholders Meeting or at any adjournment or postponement thereof.

Section 9.2. Effect of Termination.

     In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Agent, the Banks or the Company or their respective officers, directors, members, partners, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or obligations set forth in this Agreement; provided that, the provisions of Section 4.2, Article VI and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement. Notwithstanding the foregoing, nothing in this
Section 9.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement occurring prior to termination.

Section 9.3. Execution in Counterparts; Effectiveness.

     This Agreement may be executed in any number of counterparts, each and all of which shall be deemed for all purposes to be one agreement. This Agreement shall not be effective until the receipt by the Agent of duly executed counterparts and the receipt by the Agent of the items listed on Schedule 9.3 of this Agreement.

Section 9.4. Entire Agreement; Amendment.

     This Agreement, the Exhibits and Schedules hereto, and the Transaction Documents contain all the terms and conditions agreed upon by the parties to this Agreement regarding the subject matter hereof, and no other agreement, oral or otherwise, regarding the subject matter hereof shall be deemed to exist or bind any of the parties to this Agreement. This Agreement may not be amended, modified, or supplemented nor may any term or condition be waived except by an instrument in writing executed by the Company and the Holders; provided, however, notwithstanding the foregoing, the terms and provisions of Section 9.2, this Section 9.4, Article V, Article VI and the terms and conditions of exchange and cancellation of Exchange Debt set forth in Section 2.2 (including the definition of Exchange Debt), may not be amended, modified or supplemented except by an instrument in writing executed by the Company and each of the Banks.

Section 9.5. Applicable Law.

     This Agreement shall be interpreted in accordance with and be governed by the internal laws of the State of Delaware.

Section 9.6. Headings.

     Article and Section headings in this Agreement are for convenience of reference only and are not to be taken to be a part of the provisions of this Agreement, nor to control or affect meanings, constructions or the effect of the same.

Section 9.7. Benefit of This Agreement.

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns; provided however, the Company may not assign any of its rights under this Agreement but a Bank may assign its rights hereunder by an assignment pursuant to Section 14.8 of the Original Agreement provided that the assignee of such rights acknowledges in writing its assumption of the obligations of the assigning Bank hereunder. Other than as contemplated in Section 2.4 and Article VI under this Agreement, nothing in this Agreement is intended or shall be construed to give any other person or corporation any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. Nothing in this Agreement is intended or shall be construed to create any personal liability for any of the officers, directors, stockholders or affiliates of the Company for the obligations, representations and warranties undertaken or made by the Company herein.

Section 9.8. Survival.

     All representations and warranties contained in this Agreement, or contained in certificates of the Company submitted pursuant to this Agreement, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Agent or the Banks, or by or on behalf of the Company, until consummation of the transactions contemplated hereby on the Consummation Date, at which time they shall expire. The covenants and agreements of the parties set forth in Sections 4.1, 4.2, 4.5B, 4.8, 9.4, 9.5, 9.7, 9.8, 9.9, 9.11 and in Article VI shall survive the consummation of the transactions contemplated hereby on the Consummation Date.

Section 9.9. Notices.

     Unless otherwise specified in this Agreement, all notices, demands, requests, consents and communications required by this Agreement shall be in writing and shall be delivered personally, by certified or registered mail postage prepaid, by overnight courier service, or by confirmed facsimile, to the parties at their addresses or facsimile numbers set forth below their signatures hereto, and to their respective counsel, if any. The parties may designate in writing from time to time other and additional places to which notices may be sent. All demands, requests, consents, notices and communications shall be deemed to have been given either (A) at the time of actual delivery thereof, (B) if given by certified or registered mail, five (5) Business Days after being deposited in the United States mail, postage prepaid and properly addressed, (C) if given by overnight courier, the next business day after being sent, charges prepaid and properly addressed, or (D) if given by facsimile, upon confirmation of receipt of the facsimile communication.

Section 9.10. Public Statements.

     A. None of the parties hereto, nor any of their representatives shall, without the prior written consent of the other parties, which shall not be unreasonably withheld, make any statement, public announcement or release to the press or any other third party with respect to this Agreement and any related discussions of the parties or permit any of its employees or agents to make any such statement, announcement or release; provided, however, that such consent shall not be required where such statement, release or announcement is required by applicable law or made to such party's counsel or certified public accountants or the information disclosed in such statement, announcement or release is legally available to the public other than as a result of such statement, announcement or release; and provided further, that as to any such statements, public announcements or releases by or on behalf of the Company, only the consent of the Agent shall be required.

     B. The parties hereto also agree to notify each other promptly of any disclosure with respect to this Agreement and any related discussions of the parties which is required by applicable law and to coordinate the disclosure of any information so required it being understood that any disclosure required under the Exchange Act, Securities Act or regulation of AMEX shall be made in compliance with the requirements thereof. If any party to this Agreement becomes legally compelled by deposition, subpoena, or other court or governmental action to disclose any of the information described in this Section 9.10, then such party will give the other parties prompt notice to that effect, and will cooperate with the other parties if the other parties seek to obtain a protective order concerning the information described in this Section 9.10. The legally compelled party will disclose only such information as its counsel shall advise is legally required.

Section 9.11. Severability.

     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and year first above written.

                                       COMPANY:
                                       -------

                                       DARLING INTERNATIONAL INC.



                                       By:    /s/ Brad Phillips
                                          -------------------------------------
                                       Name:     Brad Phillips
                                            -----------------------------------
                                       Title:    Treasurer
                                             ----------------------------------

                                       Address for Notices:
                                       -------------------

                                       251 O'Connor Ridge Blvd., Suite 300
                                       Irving, Texas 75038
                                       Fax No.: 972-717-1588
                                       Telephone No.: 972-717-0300
                                       Attention:  Treasurer


                                       AGENT:
                                       -----

                                       CREDIT LYONNAIS NEW YORK BRANCH
                                       individually as a Bank and as the Agent



                                       By:    /s/ James B. Hallock
                                          -------------------------------------
                                       Name:     James B. Hallock
                                            -----------------------------------
                                       Title:    Vice President
                                             ----------------------------------

                                       Address for Notices:
                                       -------------------

                                       Credit Lyonnais New York Branch
                                       1301 Avenue of the Americas
                                       New York, New York 10019
                                       Telephone No.:  212-261-3259
                                       Facsimile No.:   212-261-7861
                                       Attention:  Mr. James Hallock

                                       With a copy to:
                                       --------------

                                       Credit Lyonnais Dallas Branch
                                       2200 Ross Avenue, Suite 4400 West
                                       Dallas, Texas 75201
                                       Telephone No.:  214-220-2304
                                       Facsimile No.:   214-220-2323
                                       Attention:  David Cagle

                                       BANKS:
                                       -----

                                       ARK CLO 2000-1, LIMITED

                                       By:  Patriarch Partners, LLC,
                                            its Collateral Manager


                                       By:     /s/ Dennis Dolan
                                          -------------------------------------
                                       Name:      Dennis Dolan
                                            -----------------------------------
                                       Title:     Manager
                                             ----------------------------------

                                       Address for Notices:
                                       -------------------


                                       Ark CLO 2000-1, Limited
                                       c/o Patriarch Partners, LLC
                                       40 Wall Street, 25th Floor
                                       New York, New York 10005
                                       Telephone No.: (212) 825-0550
                                       Facsimile No.: (212) 825-2038
                                       Attention: Dennis Dolan/Lynn Tilton
                                       And
                                       Woodside Capital Management, LLC
                                       36 Woodland Street
                                       2nd Floor
                                       Hartford, CT  06105
                                       Telephone No.: (860) 547-1761
                                       Facsimile No.: (860) 547-1870
                                       Attention: Anthony Varone




                                       BANK ONE N.A.


                                       By:     /s/ Phillip D. Martin
                                          -------------------------------------
                                       Name:      Phillip D. Martin
                                            -----------------------------------
                                       Title:     Senior Vice President
                                              ---------------------------------

                                       Address for Notices:
                                       -------------------

                                       Bank One N.A.
                                       Mail Code IL1-0631
                                       1 Bank One Plaza
                                       Chicago, IL 60670

                            CERBERUS PARTNERS, L.P.

                            By: Cerberus Associates, L.L.C., its general partner

                            By:  /s/ Kevin Genda
                                 -----------------------
                            Name:   Kevin Genda
                                 -----------------------
                            Title:  Attorney in Fact
                                 -----------------------
                            Address for Notices:
                            -------------------

                            450 Park Avenue, 28th Floor
                            New York, New York 10022
                            Attn: Kevin Genda



                            AVENUE SPECIAL SITUATIONS FUND II L.P.

                            By:   Avenue Capital Management II, LLC
                                  Its General Partner

                                  By:   GLS Partners II, LLC, Managing Member
                                        Of General Partner

                            By:  /s/ Marc Lasry
                                 -----------------------
                            Name:    Marc Lasry
                                 -----------------------
                            Title:   Managing Member
                                 -----------------------

                            Address for Notices:
                            -------------------

                            Avenue Special Situations Fund II
                            535 Madison Avenue, 15th Floor
                            New York, New York 10022



                            CREDIT AGRICOLE INDOSUEZ


                            By:  /s/ Kathleen M. Sweeney
                                 -----------------------
                            Name:    Kathleen M. Sweeney
                                 -----------------------
                            Title:   Vice President
                                 -----------------------

                            By:  /s/ Frederik W. Aase
                                 -----------------------
                            Name:    Frederik W. Aase
                                 -----------------------
                            Title:   Vice President
                                 -----------------------

                            Address for Notices:
                            -------------------

                            Credit Agricole Indosuez, New York Branch

                                 666 Third Avenue
                                 New York, NY 10017-4011
                                 Telephone No.: 646-658-2058
                                 Facsimile No.: 646-658-2051
                                 Attention: Kathleen Sweeney
                                 PPM AMERICA SPECIAL INVESTMENTS
                                 FUND, LP

                                 By:  PPM America, Inc., as its attorney-in-fact


                                 By:   /s/ Brian T. Schinderle
                                       ----------------------------
                                 Name:     Brian T. Schinderle
                                       ----------------------------
                                 Title:    Senior Managing Director
                                       ----------------------------


                                 Address for Notices:
                                 -------------------

                                 PPM America, Inc.
                                 225 West Wacker Drive, 9/th/ Floor
                                 Chicago, IL  60606
                                 Tel No.:  312-634-2572
                                 Fax No.:  312-634-0053
                                 Attention:  Brian Schinderle
                                                   Senior Managing Director


                                 WELLS FARGO BANK (TEXAS) NATIONAL ASSOCIATION



                                 By:   /s/ Nipul V. Patel
                                       ---------------------------
                                 Name:     Nipul V. Patel
                                       ---------------------------
                                 Title:    Vice President
                                       ---------------------------

                                 Address for Notices:
                                 -------------------

                                 Wells Fargo Bank (Texas) National Association 1000 Louisiana Avenue, Suite 4300
                                 Houston, TX 77002

                           LIST OF EXHIBITS (omitted)
                           -------------------------

Exhibit A -   Form of Certificate of Designation

Exhibit B -   Fourth Amendment to Forbearance Agreement

Exhibit C -   Omitted

Exhibit D -   Form of Amendment to the Certificate

Exhibit E -   Form of Registration Rights Agreement

Exhibit F-1 - Form of Release Agreement pursuant to Section 2.4(a)

Exhibit F-2 - Form of Release Agreement pursuant to Section 2.4(b)

Exhibit F-3 - Form of Release Agreement pursuant to Section 2.4(c)

Exhibit G -   Omitted

Exhibit H -   Form of First Amendment to Taura Termination Agreement

Exhibit I -   Form of Consulting Agreement

Exhibit J -   Blackstone Amendment Letter

Exhibit K -   Form of Dechert Opinion as Counsel to the Company

Exhibit L -   Form of Amended and Restated Credit Agreement